                                                                   EXHIBIT 11

              CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

   CALCULATION OF PRIMARY EARNINGS (LOSS) PER COMMON SHARE AND FULLY DILUTED
                       EARNINGS (LOSS) PER COMMON SHARE

                                                                               Years Ended December 31
                                                                -------------------------------------------------
                                                                    1995               1994              1993
                                                                ------------       ------------      ------------
                                                                     (in thousands, except per share amounts)
  Primary earnings (loss) per common share (1, 3):
     Net income (loss)                                          $   771,835        $    63,305       $  (156,243)
     Dividends on preference shares                                  13,258             27,750            27,750
                                                                ------------       ------------      ------------

     Net income (loss) applicable to common stock               $   758,577        $    35,555       $  (183,993)
                                                                ============       ============      ============

     Average number of common shares outstanding                     94,725             93,061            92,788
                                                                ============       ============      ============

     Per share                                                  $      8.01        $       .38       $     (1.98)
                                                                ============       ============      ============

  Fully diluted earnings (loss) per common share (2, 3):
     Net income (loss) applicable to common stock               $   758,577        $    35,555       $  (183,993)
     Add income effect, assuming conversion of
        dilutive convertible securities                              15,106                ---               ---
                                                                ------------       ------------      ------------

     Net income (loss) on a fully diluted basis                 $   773,683        $    35,555       $  (183,993)
                                                                ============       ============      ============

     Average number of common shares outstanding                     94,725             93,061            92,788

     Add common share effect, assuming conversion
        of dilutive convertible securities                            6,171                ---               ---
                                                                ------------       ------------      ------------

     Average number of common shares outstanding
        on a fully diluted basis                                    100,896             93,061            92,788
                                                                ============       ============      ============

     Per share                                                  $      7.67        $       .38       $     (1.98)
                                                                ============       ============      ============

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Notes:
      (1) Common stock equivalents have not been included in the above calculation since their effect is insignificant.
      (2) The computation of fully diluted earnings per share assumes that the average number of common shares outstanding during the year is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.
      (3) Earnings per share was calculated for each three month and twelve month period on a stand-alone basis. On June 22, 1995, the company purchased all 7,894,737 shares of common stock that were issued on that date upon conversion of the $92.50 Preference Stock. On June 27, 1995, the company called all $149,893,000 of its 6 1/2% Convertible Subordinated Debentures due April 15, 2011 for redemption on August 8, 1995. Virtually all of the Debentures were converted into an aggregate of 4,309,070 shares of common stock during the third quarter. The company purchased an additional 3,186,000 shares of common stock at various times during 1995. As a result of all of these transactions, the sum of the earnings per share for the four quarters of 1995 does not equal the earnings per share for the twelve months ended December 31, 1995.